UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 19, 2011

MATTEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05647	95-1567322
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

333 Continental Boulevard, El Segundo, California	90245-5012
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 252-2000

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19 and 20, 2011, the following actions were taken concerning the executives and Board of Directors (the “Board”) of Mattel, Inc. (the “Company” or “Mattel”):

•

Robert A. Eckert, Chairman of the Board and Chief Executive Officer, notified the Board on November 19, 2011 that he will retire as the Chief Executive Officer and employee of the Company effective as of December 31, 2011. Mr. Eckert has agreed to continue to serve as the non-executive Chairman of the Board.

•	The Board appointed Bryan G. Stockton, Chief Operating Officer, as Chief Executive Officer, effective as of January 1, 2012.

•	The Board expanded the number of directors on the Company’s Board from 12 to 13, effective as of January 1, 2012.

•	The Board elected Mr. Stockton as a new director of Mattel, effective as of January 1, 2012, to fill the vacancy created as of that date.

Mr. Stockton, age 58, has served as Chief Operating Officer since January 2011. He served as President, International from November 2007 until January 2011. He served as Executive Vice President, International from February 2003 to November 2007. He served as Executive Vice President, Business Planning and Development from November 2000 until February 2003. From April 1998 until November 2000, he was President and Chief Executive Officer of Basic Vegetable Products, the largest manufacturer of vegetable ingredients in the world. For more than 20 years prior to that, he was employed by Kraft Foods, Inc., the largest packaged food company in North America, and was President of Kraft North American Food Service from August 1996 to March 1998.

Mr. Stockton brings to the Company’s Board a wealth of strategic, leadership, management, financial, operations and international business experience obtained from decades of working in large, multinational, multibrand consumer products companies. Since Mr. Stockton’s appointment as Chief Operating Officer of Mattel in January 2011, he has had responsibility for day-to-day operations of the Company, which include overseeing the design, development, marketing and sale of all Mattel toy brands globally, such as Barbie®, Hot Wheels®, American Girl® and Fisher-Price®, as well as licensed entertainment properties and other operating functions including Operations and Corporate Responsibility. Since 2003, Mr. Stockton has led Mattel’s International division. Under his management, the International teams marked record-breaking growth, as well as increased International’s total contribution to Mattel’s annual sales from 36% to almost 50% of total sales. Mr. Stockton’s deep global business experience and knowledge of Mattel enables him to provide unique insights to the Board regarding innovation, how Mattel can achieve sustainable growth across brands and countries, and how Mattel’s scale and global structure can be further leveraged as the world’s largest toy company.

In connection with Mr. Stockton’s promotion, his annual base salary will increase from $1,000,000 to $1,150,000, with an accompanying increase in his annual target bonus from 85% to 130% of base salary. On January 3, 2012, Mr. Stockton will also receive a special equity grant with an aggregate fair market value of $1,500,000, with 50% of such grant in the form of restricted stock units (the “RSUs”) and the remaining 50% in the form of stock options. The RSU grant will vest 50% on the second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date, and the options will vest in annual installments on the first through third anniversaries of the grant date. The dollar value for the stock options will be converted into a number of stock options using a Black-Scholes valuation model and the dollar value for the RSUs shall be converted into a number of RSUs by dividing the dollar value by the closing stock price on the grant date. In addition, Mr. Stockton’s target award under the Company’s Long-Term Incentive Program will increase from $2,500,000 to $4,500,000.

In recognition of Mr. Eckert’s service, leadership and commitment to the Company during his tenure as Chief Executive Officer and for the 2011 fiscal year, the Board has determined that Mr. Eckert will remain eligible to receive an annual bonus for 2011 under the Mattel Incentive Plan (the “MIP”), notwithstanding the termination of his employment prior to the date on which MIP bonuses are paid.

As a non-employee member of the Board, Mr. Eckert will receive the Company’s standard $100,000 annual retainer for Board services, and an additional $200,000 annual retainer for his service as Chairman of the Board, with the option to receive all or a part of such retainers in the form of shares of Mattel common stock or to defer receipt under the Company’s Deferred Compensation Plan for Non-Employee Directors. Mr. Eckert will also receive the standard annual grant of RSUs awarded to the Company’s non-employee Directors, with a fixed grant value of $100,000.

With respect to the disclosure required by Item 401(d) of Regulation S-K, there are no family relationships between Mr. Stockton and any director or executive officer of the Company. With respect to Item 404(a) of Regulation S-K, there are no relationships or related transactions between Mr. Stockton and the Company that would be required to be reported.

Section 7 – Regulation FD

Item 7.01.	Regulation FD Disclosure.

On November 21, 2011, Mattel issued a press release regarding the appointment of Mr. Stockton and the announced retirement of Mr. Eckert from the Company, a copy of which is furnished as Exhibit 99.1 hereto. This exhibit is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired: None

(b)	Pro forma financial information: None

(c)	Shell company transactions: None

(d)	Exhibits:

This exhibit is furnished pursuant to Item 7.01 hereof and should not be deemed to be “filed” under the Securities Exchange Act of 1934.

Exhibit No.	Exhibit Description

99.1	Press release dated November 21, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTEL, INC.

Date: November 21, 2011

	By:	/s/ ROBERT NORMILE
Name: Robert Normile
Title: Executive Vice President, Chief Legal Officer and Secretary